Exhibit 99.1
N E W S       R E L E A S E

Contact:	David G. Higie
Phone:	(412) 269-6449
Release:	Immediate (Aug. 7, 2007)
BAKER ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER OF 2007; ACHIEVES SIGNIFICANT REVENUE AND EARNINGS GROWTH
     PITTSBURGH — Michael Baker Corporation (Amex:BKR) today announced its financial results for the second quarter and first six months of 2007, including substantial increases in total contract revenues and earnings per share compared to the same periods in 2006. The quarter-over -quarter improvement was led by significant revenue and operating income growth in the Energy segment, as well as the recognition of approximately $4.9 million of award and project performance-based incentive fees.
     For the quarter, Baker reported net income of $8.5 million, or $0.96 per diluted common share, on total contract revenues of $192 million, compared to net income of $1.1 million, or $0.13 per diluted common share, on total contract revenues of $156 million in the second quarter of 2006.
     Second quarter 2007 revenues in the Energy increased 60 percent from the same period last year, due largely to the contributions of three of the segment’s onshore managed services contracts in Alabama, Alaska and Wyoming, and a $0.9 million project performance-based incentive award. The Energy segment’s operating income before corporate overhead allocations of $7.8 million in the current period represented a very substantial increase from $1.1 million in the second quarter of 2006. As a result, operating income before corporate overhead allocations expressed as a percentage of segment revenues was 8.4 percent for the current quarter of 2007, compared to 1.9 percent in the second quarter of 2006.
     Engineering segment revenues in the second quarter of 2007 grew slightly, due primarily to a $3.4 million increase in recognized project performance-based incentive awards, including $2.0 million from a completed design-build transportation project, and a total of $0.5 million for work performed on two other federal government contracts. Additionally, the quarterly project performance-based incentive award under the FEMA MapMod contract in the current period was $1.5 million, compared to $0.7 million in the second quarter of 2006. Operating income before corporate overhead allocations in Engineering grew 38 percent for the second quarter of 2007, compared to the same period in 2006, with the major factor being the previously mentioned project performance-based award fees. Operating income before corporate overhead allocations expressed as a percentage of Engineering segment revenues was 11 percent for second quarter 2007, compared to 8.1 percent in second quarter 2006.
     For the first six months of 2007, the Company recorded net income of $11.6 million, or $1.31 per diluted common share, on total contract revenues of $363 million, compared with net income of $2.8 million, or $0.33 per diluted common share, on total contract revenues of $301 million in the first half of 2006. This significantly improved performance results from the several factors mentioned above, as well as a reduction in selling, general and administrative expenses during the first half of the year.
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ADD ONE — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2007
     The provision for income tax rate for the first six months of 2007 was 44 percent of income before taxes, compared to 52 percent for the same period last year.
     Total backlog for the Company was $1.38 billion at June 30, 2007, compared to $1.30 billion at year-end 2006. The second quarter 2007 backlog includes approximately $415 million related to the FEMA Map Modernization contract, compared to $467 million at December 31, 2006. Both of the Company’s business segments recorded increases in backlog during the current period.
     Commenting on the results, Chairman and Chief Executive Officer Richard L. Shaw, said, “We are pleased with our strong financial performance during the second quarter, particularly the results of our Energy segment and the award fees we received for the exceptional work our people continue to perform. Traditionally, our Engineering business experiences modest growth during the first half of the year and picks up pace during the second half. Based on the project awards we have received to date in 2007 and the strength of our key end markets, we expect both segments to show continued quarter-over-quarter improvement for the remainder of this year after adjusting for non-recurring items.” He added that the Board of Directors is continuing to pursue the sale of the Energy segment with the assistance of its financial adviser.
     Michael Baker Corporation has scheduled a conference call and webcast for Wednesday, August 8, at 10:00 a.m. EDT, to discuss the second quarter and first six months’ results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines & telecommunications, transportation, water/wastewater, and oil & gas. With more than 4,500 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; and changes in information systems. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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ADD TWO — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2007
FINANCIAL SUMMARY
(Unaudited)
Operating Results

	For the three months ended June 30,
(In thousands, except earnings per share)	2007	2006

Total contract revenues	$192,241	$155,903

Gross profit	$31,417	$22,673

Income from operations	$14,278	$2,525

Income before income taxes	$14,815	$2,731

Net income	$8,521	$1,126

Weighted average shares outstanding:
Basic	8,728	8,498
Diluted	8,859	8,717

Net income per share:
Basic	$0.98	$0.13
Diluted	$0.96	$0.13

Operating Results

	For the six months ended June 30,
(In thousands, except earnings per share)	2007	2006

Total contract revenues	$362,948	$301,450

Gross profit	$54,940	$43,439

Income from operations	$20,217	$5,375

Income before income taxes	$20,610	$5,955

Net income	$11,591	$2,846

Weighted average shares outstanding:
Basic	8,702	8,495
Diluted	8,829	8,725

Net income per share:
Basic	$1.33	$0.34
Diluted	$1.31	$0.33

ADD THREE — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2007
Segment results

(In millions)	For the three months		For the six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006

Revenues
Engineering	$98.8	$97.5	$189.0	$184.1
Energy	93.4	58.4	173.9	117.4

Total revenues	$192.2	$155.9	$362.9	$301.5

Income from operations before Corporate overhead
Engineering	$10.9	$7.9	$20.5	$15.6
Energy	7.8	1.1	10.2	2.6

Total segment income from operations before Corporate overhead	18.7	9.0	30.7	18.2

Less: Corporate overhead
Engineering	(3.3)	(4.7)	(7.3)	(8.9)
Energy	(1.2)	(1.8)	(2.7)	(3.3)

Total Corporate overhead	(4.5)	(6.5)	(10.0)	(12.2)

Total income from operations
Engineering	7.6	3.2	13.2	6.7
Energy	6.6	(0.7)	7.5	(0.7)
Other Corporate income/(expense)	0.1	—	(0.5)	(0.6)

Total income from operations	$14.3	$2.5	$20.2	$5.4

Backlog
(In millions)	At 6/30/07	At 12/31/06

Total	$1,380.6	$1,295.7

ADD FOUR — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2007
Condensed Balance Sheet

(In thousands)	At 6/30/07	At 12/31/06

ASSETS
Cash and cash equivalents	$15,146	$13,182
Receivables, net	100,349	97,815
Unbilled revenues on contracts in progress	97,633	94,548
Prepaid expenses and other	7,529	16,044

Total current assets	220,657	221,589

Property, plant and equipment, net	18,809	21,323
Goodwill and other intangible assets, net	17,471	17,575
Other long-term assets	5,632	5,636

Total assets	$262,569	$266,123

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$46,206	$54,700
Accrued compensation and insurance	37,851	40,163
Other accrued expenses	43,484	40,585
Billings in excess of revenues on contracts in progress	21,078	17,415

Total current liabilities	148,619	152,863

Other long-term liabilities	6,715	18,140

Total liabilities	155,334	171,003

Common Stock	9,283	9,194
Additional paid-in capital	45,938	44,676
Retained earnings	56,810	46,170
Accumulated other comprehensive loss	(35)	(159)
Less — Treasury shares	(4,761)	(4,761)

Total shareholders’ investment	107,235	95,120

Total liabilities & shareholders’ investment	$262,569	$266,123

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